UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

SUBJECT TO COMPLETION

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON JULY 29, 2008

To Our Common Unitholders:

You are cordially invited to attend a special meeting of unitholders of Penn Virginia Resource Partners, L.P. to be held at the Philadelphia Airport Marriott, One Arrivals Road, Philadelphia, Pennsylvania 19153, on Tuesday, July 29, 2008, at 10:00 a.m. local time. The board of directors of Penn Virginia Resource GP, LLC, our general partner, has called the special meeting. At this meeting, you will be asked to consider and vote upon the following matter, which is described in more detail in the accompanying proxy statement:

A proposal to approve an amendment to the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan to increase the number of common units issuable thereunder from 600,000 to 1,200,000 (the “Plan Amendment Proposal”).

The board of directors of our general partner unanimously recommends that you approve the Plan Amendment Proposal.

The record date for the determination of unitholders entitled to vote at the special meeting is June 4, 2008, and only unitholders of record at the close of business on that date will be entitled to vote at this special meeting and any adjournments or postponements thereof.

The holders of a majority of the outstanding common units must be represented at the special meeting in person or by proxy to constitute a quorum. Therefore, all common unitholders are urged to attend the meeting in person or by proxy.

Your vote is important. Whether or not you plan to attend the special meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, or by following the Internet voting instructions on the proxy card. If you later find that you will be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is held at the special meeting.

By Order of the Board of Directors of Penn Virginia Resource GP, LLC, as General Partner of Penn Virginia Resource Partners, L.P.

Jean M. Whitehead Secretary

Radnor, Pennsylvania

June     , 2008

PENN VIRGINIA RESOURCE PARTNERS, L.P.

PROXY STATEMENT

Special Meeting of Unitholders

To Be Held on July 29, 2008

This proxy statement contains information related to the special meeting of unitholders of Penn Virginia Resource Partners, L.P. and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy are first being mailed to our common unitholders on or about June , 2008. Our principal executive offices are located at Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087. Unless the context requires otherwise, references to the “Partnership,” “we,” “us” or “our” in this proxy statement refer to Penn Virginia Resource Partners, L.P. and its subsidiaries.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in this proxy statement. The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the special meeting. These questions and answers may not address all questions that may be important to you as a common unitholder. Common unitholders are urged to read carefully this proxy statement in its entirety.

Q:	Who is soliciting my proxy?

A:	Penn Virginia Resource GP, LLC, our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting of unitholders. Certain directors, officers and employees of our general partner and Morrow & Co., Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, Internet, fax or in person.

Q:	When and where is the special meeting?

A:	The special meeting will be held on July 29, 2008 at 10:00 a.m. local time at the Philadelphia Airport Marriott, One Arrivals Road, Philadelphia, Pennsylvania 19153.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will consider and act upon a proposal to approve an amendment to the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan (the “Plan”) to increase the number of common units issuable thereunder from 600,000 to 1,200,000. We refer to this proposal in this proxy statement as the “Plan Amendment Proposal.”

Q:	Who is entitled to vote at the special meeting?

A:	All common unitholders who owned our common units at the close of business on the record date, June 4, 2008, are entitled to notice of the special meeting and to vote the common units that they held at the close of business on the record date at the special meeting, or any adjournments or postponements thereof. These common unitholders are entitled to one vote for each common unit they held on the record date. There were 50,856,285 common units outstanding at the close of business on the record date.

Q:	What constitutes a quorum for the special meeting?

A:

The presence, in person or by proxy, of the holders of a majority of our outstanding common units on the record date is necessary to constitute a quorum, allowing us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you are present and vote in person at the meeting, vote by following the Internet instructions on the proxy card or have properly submitted a proxy card.

Abstentions and broker non-votes will count as present for purposes of establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker who holds common units in street name for customers does not vote on the proposal because no instruction from the beneficial owner is received. Absent instructions from you, your broker will not be permitted to vote your units on the Plan Amendment Proposal.

Q:	How do I vote?

A:	After you read and carefully consider the information contained or incorporated by reference in this proxy statement, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also vote by following the Internet instructions on the proxy card or by attending the special meeting and voting your common units in person. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your common units are held in the name of a broker, you must obtain from the firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the common units. Even if you plan to attend the special meeting, your plans may change, so we recommend that you complete, sign and return your proxy card or vote by following the Internet instructions on the proxy card in advance of the special meeting.

Q:	May I change my vote after returning a proxy card or voting by Internet?

A:	Yes. To change your vote after you have submitted your proxy card, deliver to our Secretary, on or before the business day prior to the special meeting, a later-dated, signed proxy card or attend the special meeting and vote in person. You may also revoke your proxy by delivering, on or before the business day prior to the special meeting, a notice of revocation to our Secretary at the address set forth in the notice of the special meeting. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. To change your vote after you have voted by Internet, you may vote again by following the procedures for Internet voting. The last known vote in the Internet voting system as of the close of business on July 28, 2008 will be counted.

Q:	How do I vote my common units if they are held in “street name”?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions. If you have instructed your broker to vote your units and wish to change those instructions before the vote at the special meeting, you must follow the directions received from your broker.

Q:	What happens if I do not submit a proxy or vote by Internet at the special meeting?

A:	If a common unitholder does not submit a proxy or vote by Internet or in person at the special meeting, assuming the presence of a quorum, it will not have any effect on the Plan Amendment Proposal because its approval is based on the votes cast, not on the number of outstanding common units.

Q:	What is the recommendation of the board of directors?

A:	The board of directors of our general partner unanimously recommends that you vote FOR the Plan Amendment Proposal.

Q:	What vote is required to approve the Plan Amendment Proposal?

A:

Approval of the Plan Amendment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting. A properly executed proxy submitted without instructions on how to vote will be voted

FOR the Plan Amendment Proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” will not be voted, although it will be counted for purposes of determining the existence of a quorum. Assuming there is a quorum, abstentions, broker non-votes and the failure by a common unitholder to vote at all will not have any effect on the Plan Amendment Proposal because approval is based on the votes cast, not on the number of outstanding common units.

Penn Virginia GP Holdings, L.P., or PVG, which owns our general partner, owned 19,587,049 common units as of the record date, representing 38.51% of the outstanding common units. A subsidiary of Penn Virginia Corporation, which owns the general partner of PVG, owned 87,632 common units as of the record date, representing 0.17% of the outstanding common units. The directors and executive officers of our general partner collectively owned 342,292 common units as of the record date, representing 0.67% of the outstanding common units. These entities and individuals have indicated their intention to vote all of their common units in favor of the Plan Amendment Proposal. Because their affirmative vote is not sufficient to approve the Plan Amendment Proposal, we urge you to vote your common units in person, by proxy or by Internet as provided in this proxy statement.

Q:	What happens if the Plan Amendment Proposal is approved?

A:	If the Plan Amendment Proposal is approved, the Plan will be amended to increase the number of common units issuable thereunder from 600,000 to 1,200,000.

Q:	What happens if the Plan Amendment Proposal is not approved?

A:	If the Plan Amendment Proposal is not approved, the number of common units issuable under the Plan will remain at 600,000. As of June 4, 2008, there were 14,957 common units remaining available for issuance under the Plan.

Q:	Who is paying for this proxy solicitation?

A:	The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of our general partner in person or by telephone, electronic mail or facsimile transmission. These employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by employees of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are $7,500, plus reimbursement of its reasonable costs. Your cooperation in promptly completing, signing and dating the enclosed proxy card and returning it in the accompanying envelope or promptly voting by following the Internet instructions on the proxy card will help avoid additional expense.

Q:	Who can I contact if I need additional copies of this proxy statement or additional proxy cards or if I have questions about the special meeting?

A:	Common unitholders who need additional copies of this proxy statement or additional proxy cards or who have questions about the special meeting should contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Banks and brokerage firms, please call (203) 658-9400

Unitholders, please call (800) 607-0088

BUSINESS

Who We Are

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded Delaware limited partnership formed by Penn Virginia Corporation (NYSE: PVA), or Penn Virginia, in 2001 that is principally engaged in the management of coal and natural resource properties and the gathering and processing of natural gas in the United States. Both in our current limited partnership form and in our previous corporate form, we have managed coal properties since 1882. We currently conduct operations in two business segments: (1) coal and natural resource management and (2) natural gas midstream. Our operating income was $117.7 million in 2007, compared to $102.8 million in 2006 and $78.1 million in 2005. In 2007, our coal and natural resource management segment contributed $68.8 million, or 58%, to operating income, and our natural gas midstream segment contributed $48.9 million, or 42%, to operating income.

Coal and Natural Resource Management Segment Overview

Our coal and natural resource management segment primarily involves the management and leasing of coal properties and the subsequent collection of royalties. We do not operate any mines. We also earn revenue from other land management activities, such as selling standing timber and real estate rentals, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage, fees.

As of December 31, 2007, we owned or controlled approximately 818 million tons of proven and probable coal reserves in Central and Northern Appalachia, the San Juan Basin and the Illinois Basin. As of December 31, 2007, approximately 89% of our proven and probable coal reserves were “steam” coal used primarily by electric generation utilities, and the remaining 11% were metallurgical coal used primarily by steel manufacturers. We enter into long-term leases with experienced, third-party mine operators, providing them the right to mine our coal reserves in exchange for royalty payments. We actively work with our lessees to develop efficient methods to exploit our reserves and to maximize production from our properties. In 2007, our lessees produced 32.5 million tons of coal from our properties and paid us coal royalties revenues of approximately $94.1 million, for an average royalty per ton of $2.89. Approximately 86% of our coal royalty revenues for the three months ended March 31, 2008 and 81% of our coal royalty revenues in 2007 were derived from coal mined on our properties under leases containing royalty rates based on the higher of a fixed base price or a percentage of the gross sales price. The balance of our coal royalty revenues for the respective periods was derived from coal mined on our properties under leases containing fixed royalty rates that escalate annually.

Natural Gas Midstream Segment Overview

Our natural gas midstream segment provides natural gas processing, gathering and other related services. We own and operate natural gas midstream assets located in Oklahoma and the panhandle of Texas. These assets include approximately 3,716 miles of natural gas gathering pipelines and four natural gas processing facilities having 220 MMcfd of total capacity. We also own a natural gas processing facility in East Texas with 80 MMcfd of total capacity that we expect will commence operations in the second quarter of 2008. Our natural gas midstream business derives revenues primarily from gas processing contracts with natural gas producers and from fees charged for gathering natural gas volumes and providing other related services. We also own a natural gas marketing business, which aggregates third-party volumes and sells those volumes into intrastate pipeline systems and at market hubs accessed by various interstate pipelines.

In 2007, system throughput volumes at our gas processing plants and gathering systems, including gathering-only volumes, were 67.8 Bcf, or approximately 186 MMcfd.

THE PLAN AMENDMENT PROPOSAL

Background of the Plan Amendment Proposal

On February 21, 2008, the Compensation and Benefits Committee of the board of directors of our general partner, or our Committee, approved an amendment to the Plan, subject to unitholder approval, to increase the number of common units issuable thereunder from 600,000 to 1,200,000. The amendment to the Plan requires unitholder approval under the rules and regulations of the New York Stock Exchange, or NYSE. We are now asking you for this approval.

The Plan Amendment Proposal

At the special meeting, our unitholders will consider and act upon a proposal to approve an amendment to the Plan to increase the number of common units issuable thereunder from 600,000 to 1,200,000. If the Plan Amendment Proposal is approved, the Plan will be amended to increase the number of common units issuable thereunder from 600,000 to 1,200,000. If the Plan Amendment Proposal is not approved, the number of common units issuable under the Plan will remain at 600,000. As of June 4, 2008, there were 14,957 common units remaining available for issuance under the Plan.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PLAN AMENDMENT PROPOSAL.

Reasons for Board of Directors’ Recommendation

The board of directors of our general partner believes that increasing the total number of common units available for awards under the Plan is necessary to ensure that a sufficient and reasonable number of common units will be available to fund our compensation programs which are necessary to (a) aid in the retention of key employees who are important to our success, (b) motivate employee contributions through long-term value through ownership in us, (c) align potential increases in compensation to increases in financial results that drive unitholder value and (d) pay our directors. If the amendment to our Plan is not approved, we will not have sufficient common units available under the Plan to provide employees with annual long-term compensation awards or pay our directors, both consistent with prior practices.

Summary of the Plan

The following is a summary description of the Plan. A copy of the Plan, as amended, is attached to this proxy statement as Appendix A. The statements made in this proxy statement with respect to the Plan and the Plan Amendment Proposal should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the Plan, as amended, which is attached hereto as Appendix A.

Purpose

The Plan is intended to promote our interests by providing to employees and directors of our general partner and employees of our general partner’s affiliates who perform services for us incentive compensation awards for superior performance that are based on common units. The Plan is also contemplated to enhance the ability of our general partner and its affiliates to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to our business, thereby advancing the interests of us and our partners.

Term

The Plan was effective on October 18, 2001 and will continue until the date terminated by the board of directors of our general partner or the date common units are no longer available for issuance under the Plan, whichever occurs first. However, any awards granted prior to such termination will extend beyond such termination date in accordance with their terms.

Administration

The Plan is administered by our Committee. Each member of our Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and is an independent director, as defined by the rules and regulations of the NYSE and the Securities and Exchange Commission, or SEC.

Types of Awards

Awards under the Plan may be in the form of common units, restricted units, unit options, phantom units and deferred common units.

Participation and Awards

The Plan permits the grant of awards to employees and directors of our general partner and employees of our general partner’s affiliates who perform services for us. Eligibility to receive deferred common units under the Plan is limited to non-employee directors of our general partner. The granting of awards under the Plan is at the discretion of our Committee; therefore, it is not possible to indicate which employees and directors may receive awards under the Plan in the future or the amount of the awards. Approximately 145 employees and five non-employee directors are eligible to receive awards; however, additional participants may be added as is necessary or appropriate based upon our size and structure. We have never issued unit options or phantom units under the Plan.

Units Available for Awards

The maximum number of common units which may be issued for all purposes under the Plan is currently 600,000. Common units subject to any forfeited, terminated or cancelled award may be reissued under the Plan. As of June 4, 2008, 295,700 common units, 216,668 non-forfeited restricted units and 72,675 deferred common units had been granted under the Plan, leaving 14,957 common units available for issuance under the Plan.

Restricted Units

Restricted units vest upon terms established by our Committee. Distributions payable with respect to restricted units may, in our Committee’s discretion, be paid directly to the grantee or held by our general partner and made subject to a risk of forfeiture during the applicable restriction period.

Unit Options

Our Committee has not granted any unit options under the Plan. The Plan provides that any unit options granted will have an exercise price that will be not less than the NYSE closing price of our common units on the date the unit option is awarded and will be exercisable as determined by the Committee.

Phantom Units

A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of our Committee, the cash equivalent of the value of a common unit. Our Committee has not granted any phantom units under the Plan. Under the terms of the Plan, our Committee will determine the time period over which any phantom units granted to employees and directors will vest. Our Committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units.

Deferred Common Units

Deferred common units may only be granted to non-employee directors of our general partner. Each deferred common unit award represents one common unit, vests immediately upon its grant and is paid to the holder in a unit upon termination or retirement from the board of directors of our general partner. Deferred common units awarded to directors receive additional deferred common units equal in value to all cash or other distributions paid by us on account of our common units.

Other Provisions

Source of Award.    Common units delivered in connection with an award may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units.

Certain Adjustments.    The Plan provides that our Committee may make adjustments to the Plan and outstanding awards to prevent dilution or enlargement of benefits upon certain changes in our capitalization, including by reason of distribution, split, recapitalization or combination.

Change of Control.    All awards granted under the Plan automatically vest and become payable or exercisable, as the case may be, in full upon a change of control of us or our general partner. Change of control is defined in the Plan, but, generally with respect to awards earned and vested after December 31, 2004, it has the same meaning ascribed to the term “change in control event” under Section 409A of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code, and the regulations promulgated thereunder.

Transferability.    In the discretion of the Committee, no award under the Plan is transferable by a Plan participant other than by will or the laws of descent and distribution or, additionally for unit options, to immediate family members, related family trusts, limited partnerships or similar entities.

Forfeiture of Award.    If a director’s membership on the board of directors of our general partner terminates for any reason, or an employee’s employment with our general partner and its affiliates terminates for any reason other than retirement (as defined in the Plan), his or her unvested awards will be automatically forfeited unless, and to the extent, that our Committee or grant agreements provide otherwise.

Amendment and Termination.    Our general partner’s board of directors or our Committee in its discretion may terminate the Plan at any time with respect to any units for which a grant has not yet been made. Our general partner’s board of directors or our Committee also has the right to alter or amend the Plan or any part of the Plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

New Plan Benefits

Future benefits under the Plan are not currently determinable. For informational purposes, the table below sets forth the awards payable with respect to the year ended December 31, 2007 under the Plan to each of the named executive officers, the executive officers as a group (“Executive Group”), all current directors who are not executive officers as a group (“Non-Executive Director Group”) and all employees, including all current officers who are not executive officers, as a group (“Non-Executive Officer Employee Group”). The proposed amendments would have had no impact on these amounts, had they been in place during 2007.

Name and Position	Dollar Value
A. James Dearlove	$760,000
Frank A. Pici	$224,000
Keith D. Horton	$400,000
Ronald K. Page	$400,000
Nancy M. Snyder	$264,000
Executive Group	$2,048,000
Non-Executive Director Group	$548,000
Non-Executive Officer Employee Group	$1,465,169

Federal Income Tax Consequences

The rules governing the tax treatment of the various awards available under the Plan are complex. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretation, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Common Units.    A recipient of common units will recognize taxable income at the time of grant equal to the fair market value of our common units on the date of grant. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. We will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

Restricted Units.    A recipient of restricted units is not required to include the value of such units in income until the first time such recipient’s rights in the units are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such recipient timely files an election under Section 83(b) of the Internal Revenue Code to be taxed on the receipt of the restricted units. In either case, the amount of such income will be equal to the fair market value of our common units at the time the income is recognized. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. Subject to Section 162(m) of the Internal Revenue Code, we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

Unit Options.    A recipient of unit options will not recognize any taxable income at the time of grant. Subject to Section 409A of the Internal Revenue Code upon exercise of a unit option, the recipient will recognize ordinary income equal to the difference between the exercise price and the fair market value of our common units on the date of exercise. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. We will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of our common units on the date of exercise.

Phantom Units.    A recipient of phantom units will not recognize any taxable income at the time of grant. When the phantom units vest, if the recipient receives a cash payment in respect of such phantom units, the recipient will recognize ordinary income equal to the amount of such payment. If the recipient receives common units in respect of such phantom units, the recipient will recognize ordinary income equal to the fair market value of our common units on the vesting date. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. We will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

Deferred Common Units.    A recipient of deferred common units will not recognize any taxable income at the time of grant or upon the crediting of distributions to the recipient’s account. When the recipient receives common units in respect of such deferred common units upon the recipient’s termination or retirement from the board of directors of our general partner, the recipient will recognize ordinary income equal to the fair market value of our common units on the payment date. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. We will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PLAN AMENDMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 4, 2008, the amount and percentage of our outstanding common units beneficially owned by (i) each person known by us to own beneficially more than 5% of our common units, (ii) each director of our general partner, (iii) each executive officer of our general partner and (iv) all directors and executive officers of our general partner as a group:

Name of Beneficial Owner	Common Units (1)		Percent of Common Units (2)
Penn Virginia GP Holdings, L.P. (3)	19,587,049		38.5%
Penn Virginia Resource GP Corp. (3)	87,632		*
Edward B. Cloues, II	27,291	(4)	*
A. James Dearlove	97,905	(5)	*
John P. DesBarres	54,820	(6)	*
James L. Gardner	9,154	(7)	*
Keith D. Horton	68,008	(8)	*
James R. Montague	28,369	(9)	*
Ronald K. Page	28,558	(10)	*
Marsha R. Perelman	21,827	(11)	*
Frank A. Pici	40,093	(12)	*
Nancy M. Snyder	38,942	(13)	*
All directors and executive officers as a group (10 persons)	414,967	(14)	*

*	Less than 1%.
(1)	Unless otherwise indicated, all common units are owned directly by the named holder and such holder has sole power to vote and dispose of such units.
(2)	Based on 50,856,285 common units issued and outstanding on June 4, 2008.
(3)	Penn Virginia is the ultimate parent company of Penn Virginia GP Holdings, L.P. and Penn Virginia Resource GP Corp. As such, Penn Virginia may be deemed to beneficially own the common units held by Penn Virginia GP Holdings, L.P. and Penn Virginia Resource GP Corp., which together own 38.7% of our common units. The address for each of Penn Virginia GP Holdings, L.P. and Penn Virginia Resource GP Corp. is c/o Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087.
(4)	Includes 13,369 deferred common units.
(5)	Includes 39,357 restricted units.
(6)	Includes 2,000 common units deferred pursuant to our general partner’s non-employee directors deferred compensation plan and 20,820 deferred common units.
(7)	Reflects 9,154 deferred common units.
(8)	Includes 26,721 restricted units and 1,000 common units held by Mr. Horton’s spouse.

(9)	Includes 2,000 common units deferred pursuant to our general partner’s non-employee directors deferred compensation plan and 13,369 deferred common units.
(10)	Includes 24,558 restricted units.
(11)	Includes 11,963 deferred common units and 5,000 common units held by a trust of which Ms. Perelman is a trustee and a beneficiary.
(12)	Includes 13,373 restricted units.
(13)	Includes 14,945 restricted units and 470 common units held by Ms. Snyder for the benefit of a minor child.
(14)	Includes 118,954 restricted units, 4,000 common units deferred pursuant to our general partner’s non-employee directors deferred compensation plan, 68,675 deferred common units, 5,000 common units held by a trust of which Ms. Perelman is a trustee and a beneficiary, 1,000 common units held by Mr. Horton’s spouse and 470 common units held by Ms. Snyder for the benefit of a minor child.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Under the rules established by the SEC, we are required to provide a discussion and analysis of information necessary to an understanding of our compensation policies and decisions regarding our Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and the other executive officers of our general partner named in the Summary Compensation Table included in this proxy statement. The required disclosure includes the use of specified tables and a report of the Committee. Unless otherwise indicated, all references in this proxy statement to the “NEOs” refer to the executive officers named in the Summary Compensation Table.

Objectives of the Compensation Program

Our compensation program is based on the following objectives:

•	Executive compensation should be industry competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

•

Executives should be accountable for our performance as well as their own individual performance, so compensation should be tied to both partnership financial measures and individual performance measures.

•

Executive compensation should balance and align the short-term and long-term interests of our executives with those of our unitholders, so executive compensation packages should include a mix of cash and equity-based compensation.

Compensation Structure

Penn Virginia indirectly controls our general partner and owns 100% of our incentive distribution rights and a significant limited partner interest in us. Because of this relationship, and since all of our NEOs are also executives of Penn Virginia and three of our NEOs, including our CEO, devote a majority of their professional time to Penn Virginia, the Compensation and Benefits Committee of Penn Virginia, or Penn Virginia Committee, sets compensation for our NEOs. A. James Dearlove, our CEO, Frank A. Pici, our Vice President and CFO, and Nancy M. Snyder, our Vice President and General Counsel, who are referred to in this proxy statement as the “Shared Executives,” are employees of Penn Virginia and rendered services not only to us, but also to Penn Virginia and PVG, during 2007. We are responsible for reimbursing to Penn Virginia that portion of the Shared Executives’ compensation related to the services they perform for us. The specific portions of compensation reimbursed to Penn Virginia by us depend on the portion of professional time devoted by each Shared Executive to us. The Shared Executives are required to document the amount of professional time they spend rendering services to us. See “How Compensation Is Determined—Committee Process” for a discussion of our

Committee’s review of such allocations. Two of our NEOs, Keith D. Horton, Co-President and Chief Operating Officer—Coal of our general partner, and Ronald K. Page, Co-President and Chief Operating Officer—Midstream of our general partner, who are referred to in this proxy statement as the “Partnership Executives,” render their services solely to us so we pay all of their compensation.

Elements of Compensation

We and Penn Virginia pay our NEOs a base salary and give them an opportunity to earn an annual cash bonus and an annual long-term compensation award. In determining these three elements of compensation, the Penn Virginia Committee, with the assistance of our Committee and the Compensation and Benefits Committee of PVG, or PVG Committee, takes into account certain peer group information obtained by our Committee, the Penn Virginia Committee, each such committee’s independent consultants and management, typically focusing on approximately the 50th percentile of the peer benchmarks described below under “How Compensation is Determined—Peer Benchmarks for the Partnership” and “How Compensation is Determined—Peer Benchmarks for Penn Virginia,” but also applying its independent judgment to these matters and considering such other factors as it deems relevant.

•

Base Salary—We and Penn Virginia pay each of our NEOs an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, level of experience, tenure, position and responsibilities of our NEOs.

•

Annual Cash Bonus—We and Penn Virginia give each of our NEOs the opportunity to earn an industry-competitive annual cash bonus. We and Penn Virginia provide this opportunity to create a strong financial incentive for our NEOs to achieve or exceed a combination of partnership and individual goals. The performance criteria by which each NEO is measured and other factors affecting the compensation of our NEOs are described below under the headings “Peer Benchmarks for the Partnership,” “Peer Benchmarks for Penn Virginia” and “Partnership, Penn Virginia and Individual Performance Criteria.” In addition to the performance criteria, our Committee and the Penn Virginia Committee may consider any other factors they deem appropriate when awarding annual cash bonuses to our NEOs.

•

Long-Term Compensation Awards—We and Penn Virginia give each of our NEOs the opportunity to earn an industry-competitive annual long-term compensation award. We and Penn Virginia provide this opportunity to create a strong financial incentive for our NEOs to promote the long-term financial and operational success of the Partnership and to encourage a significant equity stake in the Partnership. We do not have unit ownership requirements for our NEOs. Long-term compensation awards are expressed in dollar values, and we or Penn Virginia pay those awards in the form of restricted units, stock options or restricted stock. The actual numbers of restricted units and shares of restricted stock awarded are based on the NYSE closing prices of our common units and Penn Virginia’s common stock on the dates of grant. The actual number of stock options awarded is based on a weighted-average value of all options granted to all classes of Penn Virginia’s employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The Shared Executives’ long-term compensation awards are split between restricted units of us, on the one hand, and stock options or restricted stock of Penn Virginia, on the other hand. For each Shared Executive, the ratio of the split between Partnership-related long-term compensation and Penn Virginia-related long-term compensation is determined based on the amount of time such Shared Executive devotes to us, on the one hand, and Penn Virginia and PVG, on the other hand. Time devoted to PVG is included with the time devoted to Penn Virginia for the purpose of splitting the type of long-term compensation awards because PVG is a majority-owned subsidiary of Penn Virginia. Executives who render services wholly or predominately to us may receive only restricted units, and executives who render services wholly or predominantly to Penn Virginia or PVG may receive only stock options or restricted stock. Executives who receive Penn Virginia awards are given the opportunity to elect whether to receive those awards in stock options, restricted stock or a combination of both.

How Compensation Is Determined

Committee Process.    Because of our relationship with Penn Virginia, as discussed above, the Penn Virginia Committee sets compensation for our NEOs. Our Committee and the PVG Committee assist the Penn Virginia Committee in determining executive compensation for our NEOs in the manner described below. Each of our Committee, the Penn Virginia Committee and the PVG Committee is comprised entirely of “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations.

With respect to Messrs. Horton and Page, who manage our coal and natural resource management-related and natural gas midstream-related operations, respectively, and devote substantially all of their business time to us, our Committee has the primary responsibility to assess all factors relevant to their compensation. Based on that assessment and after discussing such assessment with the PVG Committee, our Committee recommends to the Penn Virginia Committee salary, annual cash bonus and long-term compensation awards for them. Since the Partnership Executives report directly to, and work on a daily basis with, our CEO, our Committee reviews and discusses with our CEO his evaluation of the performance of each of the Partnership Executives prior to making its recommendation regarding such Partnership Executive’s compensation, and our Committee gives our CEO’s evaluations considerable weight in assessing the amount of compensation to recommend to the Penn Virginia Committee for the Partnership Executives. Our CEO bases his evaluation of each of the Partnership Executives primarily on whether we met or exceeded certain quantitative partnership performance criteria and whether such Partnership Executive met or exceeded certain specifically tailored job-related individual performance criteria. All such performance criteria are recommended by our CEO and our Committee and set by the Penn Virginia Committee during the preceding year. These performance criteria and other factors relevant to the Partnership Executives’ compensation are described in detail below under the headings “Peer Benchmarks for the Partnership” and “Partnership, Penn Virginia and Individual Performance Criteria.” The Penn Virginia Committee then considers our CEO’s and our Committee’s recommendations as well as other factors it deems relevant and makes the final determination regarding the compensation of each of the Partnership Executives. The Penn Virginia Committee set the 2008 base salary and 2007-related bonus and long-term compensation awards for each of the Partnership Executives in the amounts our Committee recommended.

With respect to the Shared Executives, including our CEO, the Penn Virginia Committee assesses the factors relevant to their compensation and, after discussing such assessment with our Committee and the PVG Committee, sets the salary, annual cash bonus and long-term compensation for each Shared Executive. Since the Shared Executives other than our CEO report directly to, and work on a daily basis with, our CEO, the Penn Virginia Committee reviews and discusses with our CEO his evaluation of the performance of each of the other Shared Executives, and gives considerable weight to our CEO’s evaluations, when assessing their performance and determining their compensation. The Penn Virginia Committee bases its evaluation of our CEO, and our CEO bases his evaluation of each of the other Shared Executives, primarily on whether we or Penn Virginia met or exceeded certain quantitative partnership or corporate performance criteria and whether each Shared Executive met or exceeded certain specifically tailored job-related individual performance criteria. All corporate, Partnership and individual performance criteria, including those by which our CEO’s performance is measured, are recommended by our CEO and set by the Penn Virginia Committee during the preceding year. These performance criteria and other factors relevant to the Shared Executives’ compensation are described in detail below under the headings “Peer Benchmarks for the Partnership,” “Peer Benchmarks for Penn Virginia” and “Partnership, Penn Virginia and Individual Performance Criteria.” Since we reimburse Penn Virginia for a portion of the Shared Executives’ compensation based on the amount of time they devote to us, our Committee reviews the amount of the Shared Executives’ time allocable to us each year and determines whether such time allocations are reasonable in light of the business conducted by us during such year.

Peer Benchmarks for the Partnership.    In December 2007, our Committee engaged BDO Seidman LLP, or BDO Seidman, as its independent consultant to assist it in a general review of the compensation packages for our NEOs. BDO Seidman identified a peer group of 13 publicly traded limited partnerships, referred to herein as the “BDO Peer Group,” against which to benchmark the compensation of our NEOs. The BDO Peer Group includes Alliance Resource Partners, L.P., AmeriGas Partners, L.P., Boardwalk Pipeline Partners, LP, Copano Energy, L.L.C., Crosstex Energy, L.P., Ferrellgas Partners, L.P., Inergy Holdings, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., Natural Resource Partners L.P., NuStar Energy L.P., Regency Energy Partners LP and Sunoco Logistics Partners L.P. Based on the analysis of base salaries, target bonuses and target long-term compensation opportunities of the BDO Peer Group, the total target compensation of each of our NEOs is appropriate in relation to the BDO Peer Group, but our overall cost of management is significantly lower than that of the BDO Peer Group because we reimburse Penn Virginia for only a portion of the Shared Executives’ compensation.

During 2007, Penn Virginia also performed an internal analysis of our peer compensation practices principally as related to chief operating officers, such as the Partnership Executives, who devote substantially all of their time to such peers. Ms. Snyder and Penn Virginia’s Vice President, Human Resources worked with the Partnership Executives and other Partnership personnel to identify a peer group for us, comprised of 18 publicly traded limited partnerships, referred to herein as the “Partnership Peer Group,” which are comparable to us based on market capitalization and type and geographic location of operations. The Partnership Peer Group consists of Alliance Resource Partners, L.P., Atlas Pipeline Partners, L.P., Boardwalk Pipeline Partners, LP, Buckeye Partners, L.P., Copano Energy, L.L.C., Crosstex Energy, L.P., DCP Midstream Partners, LP, Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Hiland Partners, LP, MarkWest Energy Partners, L.P., Magellan Midstream Partners, L.P., Natural Resource Partners L.P., Nustar Energy L.P., ONEOK Partners, L.P., Regency Energy Partners LP, Sunoco Logistics Partners L.P. and TEPPCO Partners, L.P. Penn Virginia studied what the Partnership Peer Group actually paid to executives during or with respect to 2006 and during 2007, as reflected in 2006 annual reports on Form 10-K and current reports on Form 8-K. The results of Penn Virginia’s analysis were generally consistent with the results of BDO Seidman’s analysis in that Penn Virginia’s analysis showed that the total compensation of the Partnership Executives falls between the 50th and 75th percentile of the Partnership Peer Group, but that our overall cost of management is significantly lower than that of the Partnership Peer Group because we reimburse Penn Virginia for only a portion of the Shared Executives’ compensation. See “How Compensation is Determined—Partnership, Penn Virginia and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Peer Benchmarks for Penn Virginia.    In December 2007, the Penn Virginia Committee engaged Hewitt Associates LLC, or Hewitt, as its independent compensation consultant to assist it in a general review of the compensation packages for the Shared Executives and the president of Penn Virginia’s oil and gas subsidiary. As part of its analysis, Hewitt discussed with each of these Penn Virginia executives our and Penn Virginia’s businesses and Penn Virginia’s current compensation practices. Hewitt identified a peer group, referred to herein as the “Hewitt Peer Group,” against which to benchmark the compensation of these Penn Virginia executives. The Hewitt Peer Group, which is comprised of 18 oil and gas companies included in Hewitt’s oil and gas compensation database and similar to Penn Virginia based on revenues, assets, capitalization, scope of operations and total shareholder return, includes Berry Petroleum Company, Cabot Oil & Gas Corporation, Cimarex Energy Co., Comstock Resources, Inc., Denbury Resources Inc., Encore Acquisition Company, Forest Oil Corporation, Goodrich Petroleum Corporation, Petroleum Development Corporation, PetroQuest Energy, Inc., Plains Exploration & Production Company, Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Whiting Petroleum Corporation. Based on the analysis of base salaries, target bonuses and target long-term compensation opportunities of the Hewitt Peer Group, total 2007 compensation opportunities for the Shared Executives and the president of Penn Virginia’s oil and gas subsidiary, as a group, were 11% below the 25th percentile, and 43% below the 50th percentile, of the Hewitt Peer Group.

During 2007, Penn Virginia also performed an internal analysis of its peer compensation practices. Ms. Snyder and Penn Virginia’s Vice President, Human Resources worked with the president of Penn Virginia’s oil and gas subsidiary and Penn Virginia’s investor relations manager to identify a peer group of 17 oil and gas companies, referred to herein as the “Penn Virginia Peer Group,” which are comparable to Penn Virginia based on revenues, market capitalization and type and geographic location of operations, and some of which were also included in the Hewitt Peer Group. The Penn Virginia Peer Group includes Berry Petroleum Company, Bill Barrett Corporation, Cabot Oil & Gas Corporation, Carrizo Oil & Gas, Inc., Clayton Williams Energy, Inc., CNX Gas Corporation, Delta Petroleum Corporation, EXCO Resources, Inc., Goodrich Petroleum Corporation, Parallel Petroleum Corporation, Petrohawk Energy Corporation, PetroQuest Energy, Inc., Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company and St. Mary Land & Exploration Company. Penn Virginia studied what the Penn Virginia Peer Group actually paid to executives during or with respect to 2006, as reflected in 2007 proxy statements and 2006 annual reports on Form 10-K, and during 2007, as reflected in current reports on Form 8-K. The overall results of Penn Virginia’s analysis were generally consistent with the results of Hewitt’s analysis in that Penn Virginia’s analysis showed that the total compensation of the Shared Executives and the president of Penn Virginia’s oil and gas subsidiary, as a group, was well below the 50th percentile of the Penn Virginia Peer Group. See “How Compensation is Determined—Partnership, Penn Virginia and Individual Performance Criteria” for information regarding the competitive compensation positioning of individual NEOs.

Partnership, Penn Virginia and Individual Performance Criteria.    The Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, targets the amount of salary, cash bonus and long-term compensation awards for each NEO at approximately the 50th percentile of comparable executives of our peers, in the case of the Partnership Executives, or comparable executives of Penn Virginia’s peers, in the case of the Shared Executives. However, given the importance of executive accountability for our and Penn Virginia’s performance as well as for individual performance, our Committee, the Penn Virginia Committee and the PVG Committee recognize that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Partnership, Penn Virginia or individual performance, or be lower than such 50th percentile targets, reflecting Partnership, Penn Virginia or individual underperformance. To measure specific performance, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, uses certain quantitative Partnership and Penn Virginia performance criteria and certain quantitative and qualitative individual performance criteria which measure achievement and contribution to us or Penn Virginia. Our Committee, the Penn Virginia Committee and the PVG Committee believe that these performance criteria for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our and Penn Virginia’s operations and on the price of our common units or Penn Virginia’s common stock or PVG’s common units. The weight given any one criterion and the mix of criteria included in determining amounts of compensation vary among our NEOs depending on their positions and principal areas of responsibility. The relevance and the relative importance of any of these criteria change from time to time, even within the same year, depending on our and Penn Virginia’s strategic objectives, operational needs and general business and regulatory environments. For this reason, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, may change these performance criteria from year to year, may assign an aggregate weight to several performance criteria applicable to a NEO or may consider adding criteria which were not known at the time the original criteria were established, or deleting criteria which became obsolete or unimportant.

Compensation of A. James Dearlove, CEO.    In February 2008, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, set Mr. Dearlove’s 2008 base salary at $450,000, representing a 18.4% increase over his 2007 base salary. This increase was based on the results of Hewitt’s and Penn Virginia’s peer compensation studies, which showed that Mr. Dearlove’s 2007 salary was not industry-competitive in that it was below the 25th percentile of the Hewitt Peer Group and significantly below the 50th percentile of the Penn Virginia Peer Group. The Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, also awarded to Mr. Dearlove a cash bonus of $550,000, or approximately 145% of his 2007 base salary, and a long-term compensation award valued at $2,000,000, or approximately 526% of his base salary. We reimbursed Penn Virginia for 38% of Mr. Dearlove’s 2007-related bonus and long-term compensation awards, or $209,000 and $760,000. In making 2007-related bonus and long-term compensation awards to Mr. Dearlove in these amounts, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered our, Penn Virginia’s and his performance against the following criteria:

PENN VIRGINIA AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE

Growth in our distributable cash flow per unit from December 31, 2006 to December 31, 2007 (1)	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

Growth in Penn Virginia’s net asset value per share from December 31, 2006 to December 31, 2007 (2)	Target—11% Stretch—15%	Exceeded stretch by 33%

INDIVIDUAL CRITERIA	ASSESSMENT

Continually assess and modify our, Penn Virginia’s and PVG’s strategy as needed to accommodate changes in energy and general business environments

Principal architect of our, Penn Virginia’s and PVG’s individual and collective strategies as presented to the board of directors of our general partner, Penn Virginia’s board of directors and the board of directors of PVG’s general partner

Facilitated Penn Virginia’s strategy to grow through the drillbit by directing planning and budgeting of approximately $428 million for development and exploratory drilling in 2008 and spending of $520 million for development and exploratory drilling in 2007

Promoted Penn Virginia’s strategy to increase lower-risk drilling inventory by overseeing ten acquisitions, or the “Oil and Gas Acquisitions,” of an aggregate of approximately $130 million of oil and gas assets principally in East Texas Cotton Valley, Mid-Continent and Mississippi Selma Chalk

Promoted both our and Penn Virginia’s strategy to utilize our relationship with each other and our strategy to diversify revenues by facilitating and overseeing Penn Virginia’s tax efficient disposition to us of $31 million of non-core oil and gas royalty interests and execution of agreement under which we will gather and process Penn Virginia’s gas through our newly constructed East Texas gas processing plant, or, together, the “PVA/PVR Transactions”

Promoted our strategy to grow coal reserves and diversify our business by overseeing four acquisitions, or the “PVR Coal Acquisitions,” whereby our coal and natural resource management division, or “PVR Coal,” acquired approximately 70 million tons of coal reserves, 62,000 acres of prime forestland and the oil and gas royalty interests described above

Promoted our strategy to expand our natural gas midstream operations by overseeing execution of agreement by our natural gas midstream division, or “PVR Midstream,” to purchase a pipeline, or the “Midstream Transaction,” expected to expand our gas gathering and processing footprint, expansion of two of PVR Midstream’s existing processing facilities and construction of new processing plant in East Texas

INDIVIDUAL CRITERIA	ASSESSMENT

Oversaw strategic rebalancing of Penn Virginia’s capital structure through December 2007 $172.5 million common stock/$230 million convertible notes dual tranche public offering, or the “Dual Tranche Offering”

Recognized advantage of PVG as financial partner to us to facilitate significant transactions and helped create several possible structures to accomplish this in future transactions

Increase Penn Virginia’s market value per barrel of oil and Mcf of natural gas	Oversaw aggressive investor relations program, aggressive and successful oil and gas development program and PVG’s December 2006 initial public offering, which Penn Virginia believes defined PVG’s value to Penn Virginia and caused an increase in its stock price unrelated to the market value of PVG

Work with Penn Virginia’s board of directors to maintain current succession plan for CEO position	Succession plan and internal candidate assessments reviewed with Penn Virginia’s board of directors on annual and as-needed basis

Represent us, Penn Virginia and PVG to investment community	Eight quarterly public teleconferences and eight investor conferences, including more than 70 “one-on-one” investor meetings, three sales force presentations and four road shows held during 2007

Ensure ethical “tone at the top” regarding compliance by us, Penn Virginia and PVG with all applicable laws, rules and regulations	We, Penn Virginia and PVG have excellent regulatory and ethical track record

Other considerations

Penn Virginia’s stock price rose by approximately 25% in 2007

Penn Virginia’s 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Significant complexity of managing three separate publicly traded entities engaged in multiple businesses

(1)	“Distributable cash flow per unit,” as we and Penn Virginia compute it, is equal to (x) the sum of our (A) operating income plus (B) DD&A expenses minus (y) the sum of our (A) interest expense plus (B) maintenance capital expenditures, divided by (z) the total number of our common units issued and outstanding.
(2)	“Net asset value per share,” as Penn Virginia computes it, is equal to (x) the value of Penn Virginia’s proved oil and natural gas reserves and other assets (principally, the market value of Penn Virginia’s ownership interest in PVG), minus (y) Penn Virginia’s debt not related to us, divided by (z) the total number of shares of Penn Virginia’s common stock issued and outstanding.

In addition to the assessments described above, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered Hewitt’s market data which showed that Mr. Dearlove’s target total cash compensation, including the portion reimbursed to Penn Virginia by us, was below the 25th percentile, and his target long-term compensation, including our portion, was well below the 50th percentile, of CEOs in the Hewitt Peer Group. Penn Virginia’s internal compensation analysis had similar results showing that neither Mr. Dearlove’s total compensation nor his long-term compensation, including the portions reimbursed to Penn Virginia by us, was industry-competitive. The Penn Virginia Committee believes, and Hewitt’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Dearlove, when combined with his 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of CEOs in the Hewitt Peer Group. Further, the Penn Virginia Committee believes that this compensation appropriately reflects our, Penn Virginia’s and Mr. Dearlove’s 2007 performance. Our Committee reviewed Mr. Dearlove’s time allocated to us during 2007 and concluded that such allocation was reasonable given the business conducted by us during 2007.

Compensation of Frank A. Pici, Vice President and CFO.    In February 2008, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, set Mr. Pici’s 2008 base salary at $275,000, representing a 4.6% increase over his 2007 base salary. The Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, also awarded Mr. Pici a cash bonus of $220,000, or approximately 84% of his 2007 base salary, and a long-term compensation award valued at $800,000, or approximately 304% of his 2007 base salary. We reimbursed Penn Virginia for 28% of Mr. Pici’s 2007-related cash bonus and long-term compensation awards, or $61,600 and $224,000. In making 2007-related bonus and long-term compensation awards to Mr. Pici in these amounts, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered our, Penn Virginia’s and his performance against the following criteria:

PENN VIRGINIA AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Growth in our distributable cash flow per unit from December 31, 2006 to December 31, 2007	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

Growth in Penn Virginia’s net asset value per share from December 31, 2006 to December 31, 2007	Target—11% Stretch—15%	Exceeded stretch by 33%

INDIVIDUAL CRITERIA	ASSESSMENT
Contribute to formulating and executing individual and overall strategies for us, Penn Virginia and PVG and define financial role, if any, for PVG

Contributed to formulation of individual and overall strategies for us, Penn Virginia and PVG

Championed and oversaw strategic and financial analyses related to rebalancing Penn Virginia’s capital structure through Dual Tranche Offering, including cost-reducing complex call spread structure

Helped create possible structures to accomplish financial role for PVG in significant Partnership acquisitions

Oversee financial planning, modeling and evaluation of potential acquisitions by us and Penn Virginia and promote efficiency in any transactions between us and Penn Virginia	Contributed to or oversaw strategic and economic evaluations of all Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction

Monitor and, if necessary, set hedging policy for our natural gas midstream business and Penn Virginia’s oil and gas exploration and production business and set policy for SOX compliance

Current hedging policies for PVR Midstream’s and Penn Virginia’s businesses in place and monitored regularly

SOX compliance policies in place, and we, Penn Virginia and PVG have had no SOX-related regulatory compliance problems

Develop succession plan for the position of CFO	Assessment of internal candidates reviewed with CEO annually

Overall responsibility for finance, accounting, tax, audits, investor relations and information technology	Oversaw conversion to new accounting system

INDIVIDUAL CRITERIA	ASSESSMENT

Excellent relationship with our and Penn Virginia’s bank groups comprised of 21 banks

Expanded and improved investor relations function

Expanded and improved structure and efficiency of financial planning group

Other considerations

Penn Virginia’s stock price rose by approximately 25% in 2007

Penn Virginia’s 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

Significant complexity of managing finance, tax, accounting, treasury, investor relations and information technology-related aspects of three separate publicly traded entities engaged in multiple businesses

In addition to the assessments described above, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered Hewitt’s market data which showed that Mr. Pici’s target total cash compensation, including the portion reimbursed to Penn Virginia by us, was not industry-competitive in that it was below the 25th percentile, and his target long-term compensation, including our portion, was well below the 50th percentile, of the Hewitt Peer Group. Penn Virginia’s internal compensation analysis showed that, including our portion, Mr. Pici’s actual total cash compensation was generally industry-competitive, but his long-term compensation was not competitive. The Penn Virginia Committee believes, and Hewitt’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Pici, when combined with his 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of CFOs in the Hewitt Peer Group. Further, the Penn Virginia Committee believes that this compensation appropriately reflects our, Penn Virginia’s and Mr. Pici’s 2007 performance. Our Committee reviewed Mr. Pici’s time allocated to us during 2007 and concluded that such allocation was reasonable given the business conducted by us during 2007.

Compensation of Nancy M. Snyder, Vice President and General Counsel.    In February 2008, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, set Ms. Snyder’s 2008 base salary at $265,000, representing a 15.2% increase over her 2007 base salary. This increase was based on the results of Hewitt’s and Penn Virginia’s peer compensation analyses, which showed that Ms. Snyder’s 2007 salary was below the 25th percentile of the Hewitt Peer Group and significantly below the 50th percentile of the Penn Virginia Peer Group, and also on the fact that Ms. Snyder’s responsibilities were expanded in October 2007 to include managing Penn Virginia’s human resources department. The Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, also awarded Ms. Snyder a cash bonus of $215,000, or approximately 93% of her 2007 base salary, and a long-term compensation award valued at $800,000, or approximately 348% of her 2007 base salary. We reimbursed Penn Virginia for 33% of Ms. Snyder’s 2007-related cash bonus and long-term compensation awards, or $70,950 and $264,000. In making 2007-related bonus and long-term compensation awards to Ms. Snyder in these amounts, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered our, Penn Virginia’s and her performance against the following criteria:

PENN VIRGINIA AND PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Growth in our distributable cash flow per unit from December 31, 2006 to December 31, 2007	Target—$1.93 Stretch—$2.05	Exceeded target by $0.04 per unit

Growth in Penn Virginia’s net asset value per share from December 31, 2006 to December 31, 2007	Target —11% Stretch – 15%	Exceeded stretch by 33%

INDIVIDUAL CRITERIA	ASSESSMENT
Negotiate issues related to our and Penn Virginia’s acquisitions, dispositions and other transactions

Negotiated or oversaw negotiation of Dual Tranche Offering, all Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction, numerous final acquisition bids, joint operating agreements, master service agreements, gas processing and transportation agreements, leases, easements and other day-to-day transactions

All Oil and Gas Acquisitions, PVA/PVR Transactions, PVR Coal Acquisitions and Midstream Transaction completed in-house with outside counsel retained only with respect to local title opinions or advice related to specialties such as tax and local environmental matters

Facilitate efficiency of transactions between us and Penn Virginia	PVA/PVR Transactions accomplished and potential conflicts identified and resolved

Advise us and Penn Virginia with respect to business and strategic transactional issues	Contributed to formulation of our, Penn Virginia’s and PVG’s individual and collective strategy in general and with respect to all transactions described above

Advise and assist other officers of our general partner, Penn Virginia and PVG’s general partner regarding day-to-day legal matters, including those related to banking, insurance and financing	Advised regarding negotiation of call spread structure in Dual Tranche Offering and advised regarding, or completed or oversaw in-house completion of, several credit agreement amendments for us and Penn Virginia and renewal of our and Penn Virginia’s directors and officers liability and other insurance policies

Oversee regulatory compliance and governance requirements for us, Penn Virginia and PVG

We, Penn Virginia and PVG have excellent legal compliance track record

Monitored and reacted in timely manner to changes in laws, rules and regulations

Reviewed and suggested amendment, as necessary, of all governance and other documents, including committee charters, codes of conduct, whistleblower policies, trading policies and equity plans for us, Penn Virginia and PVG

Oversee outside legal counsel, in-house legal staff and corporate secretary function

Oversaw outside litigation or dispute related work with five positive outcomes in five disputes

Directed outside counsel with respect to Dual Tranche Offering

Oversaw in-house legal staff, which, in addition to transactional work and day-to-day contractual matters, reviewed or prepared our, Penn Virginia’s and PVG’s periodic filings and governance documents, including more than 48 Form 8-Ks, 92 sets of board and committee minutes and 175 Form 4s

Other considerations	Penn Virginia’s stock price rose by approximately 25% in 2007 Penn Virginia’s 2007 total shareholder return was near the 75th percentile of Hewitt Peer Group

INDIVIDUAL CRITERIA	ASSESSMENT

Expanded and improved structure and efficiency of human resource department

Oversaw compensation peer group analyses

Good ability to select and manage personnel

Significant complexity of managing legal, human resource aspects, as well as corporate secretary function, of three separate publicly traded entities engaged in multiple businesses

In addition to the assessments described above, the Penn Virginia Committee, with the assistance of our Committee and the PVG Committee, considered Hewitt’s market data which showed that Ms. Snyder’s target total cash compensation, including the portion reimbursed to Penn Virginia by us, was below the 25th percentile and her target long-term compensation, including our portion, was well below the 50th percentile of the Hewitt Peer Group. Penn Virginia’s internal compensation analysis showed that her actual total cash compensation was generally industry-competitive, but her actual long-term compensation was not competitive. The Penn Virginia Committee believes, and the Penn Virginia Peer Group data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Ms. Snyder, when combined with her 2008 base salary, comprise an industry-competitive compensation package that falls at approximately the 50th percentile of general counsels in the Penn Virginia Peer Group who have responsibilities comparable to those of Ms. Snyder. Further, the Penn Virginia Committee believes that this compensation appropriately reflects our, Penn Virginia’s and Ms. Snyder’s 2007 performance. Our Committee reviewed Ms. Snyder’s time allocated to us during 2007 and concluded that such allocation was reasonable given the business conducted by us during 2007.

Compensation of Keith D. Horton, Co-President and Chief Operating Officer—Coal.    In February 2008, our Committee, with the assistance of the PVG Committee, recommended and the Penn Virginia Committee set Mr. Horton’s 2008 base salary at $280,000, representing a 3.7% increase over his 2007 base salary. Our Committee, with the assistance of the PVG Committee, also recommended and the Penn Virginia Committee, with the concurrence of our Committee, awarded Mr. Horton a cash bonus of $185,000, or approximately 69% of his 2007 base salary, and a long-term compensation award valued at $400,000, or approximately 148% of his 2007 base salary. We paid all of Mr. Horton’s 2007-related bonus and long-term compensation awards. In recommending or making 2007-related bonus and long-term compensation awards to Mr. Horton in these amounts, our Committee and the Penn Virginia Committee, with the assistance of the PVG Committee, considered our and his performance against the following criteria:

PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Increase in our coal and natural resource management-related EBITDA from December 31, 2006 to December 31, 2007 (1)	Target—$94 million Stretch—$98 million	EBITDA 2% under target, but exceeded budget of $91.2 million by approximately 1%

Increase in our coal reserves from December 31, 2006 to December 31, 2007	Target—100 million tons Stretch—150 million tons	Coal reserves increased by 70 million tons, but also completed strategically important $93 million acquisition of 62,000 acres of prime forestland and $31 million acquisition of oil and gas royalty interests which diversified our revenues sources

PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Increase in revenues from non-coal reserve assets, such as railcar loading facilities, processing plants and other infrastructure and timber from December 31, 2006 to December 31, 2007	Target—$9 million Stretch—$11 million

Non-coal reserve revenues increased by $8 million

Evaluated acquiring or constructing several river terminals and loadout facilities

Worked to expand efforts of Coal Handling Solutions LLC, our coal handling joint venture with Massey Energy Company

INDIVIDUAL CRITERIA	ASSESSMENT
Develop a succession plan	Assessment of internal candidates reviewed with CEO annually

Other considerations	We increased distributions by 10% during 2007 We had record distributable cash flow in 2007

(1)	We and Penn Virginia define coal and natural resource management-related EBITDA as the sum of coal and natural resource management segment-related (x) operating income plus (y) DD&A expenses.

In addition to the assessments described above, our Committee and the Penn Virginia Committee, with the assistance of the PVG Committee, considered BDO Seidman’s market data which showed that Mr. Horton’s total target cash compensation was industry-competitive and Penn Virginia’s internal compensation analysis which showed that Mr. Horton’s actual total compensation was industry-competitive. Our Committee and the Penn Virginia Committee believe, and BDO Seidman’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Horton, when combined with his 2008 base salary, continue to comprise an industry-competitive compensation package that falls between the 50th and 75th percentiles of chief operating officers in the BDO Peer Group and the Partnership Peer Group. Further, our Committee and the Penn Virginia Committee believe that this compensation appropriately reflects our and Mr. Horton’s 2007 performance. These amounts also reflect Mr. Horton’s strong leadership abilities, significant industry experience, tenure at the Partnership and our desire to retain his services, as well as our Committee’s and the Penn Virginia Committee’s desire to facilitate, to the extent reasonable and appropriate, the opportunity for all of our NEOs to earn reasonably comparable compensation notwithstanding that they work in different industries that have different compensation practices.

Compensation of Ronald K. Page, Co-President and Chief Operating Officer—Midstream.    In February 2008, our Committee, with the assistance of the PVG Committee, recommended and the Penn Virginia Committee set Mr. Page’s 2008 base salary at $260,000, representing a 10.6% increase over his 2007 base salary. Since Mr. Page has responsibilities similar to those of Mr. Horton, our Committee, with the assistance of the PVG Committee, recommended, and the Penn Virginia Committee agreed, that Mr. Page’s base salary should be increased to amount comparable to Mr. Horton’s 2008 base salary. Our Committee, with the assistance of the PVG Committee, also recommended and the Penn Virginia Committee, with the concurrence of our Committee, awarded Mr. Page a cash bonus of $170,000, or approximately 72% of his 2007 base salary, and a long-term compensation award valued at $400,000, or approximately 170% of his 2007 base salary. We paid all of Mr. Page’s 2007-related bonus and long-term compensation awards. In recommending or making 2007-related bonus and long-term compensation awards to Mr. Page in these amounts, our Committee and the Penn Virginia Committee considered our and his performance against the following criteria:

PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Increase in our natural gas midstream-related EBITDA from December 31, 2006 to December 31, 2007 (1)	Target—$51.3 million Stretch—$54 million	Exceeded stretch by 3.7%

PARTNERSHIP CRITERIA	GOAL	PERFORMANCE
Increase in our 2007 natural gas midstream-related EBITDA from acquisitions completed during 2007	Target—$5 million Stretch—$10 million	PVR Midstream completed no acquisitions in 2007

INDIVIDUAL CRITERIA	ASSESSMENT
Complete Spearman plant expansion by October 2007 and complete evaluation of construction of new processing plant in East Texas, or the “New East Texas Plant”	Spearman expansion expected to be completed in March 2008 due to equipment delivery issues New East Texas Plant expected to begin operating in April 2008

Expand size and reach of existing facilities	Expended $38.7 million in 2007 expansion projects resulting in increase of 140 MMcfd of inlet gas capacity

Identify and complete joint venture opportunities with Penn Virginia Oil & Gas Corporation, or “PVOG”	Completed transaction whereunder PVR Midstream will gather and process PVOG’s East Texas gas through New East Texas Plant

Develop a succession plan	Succession plan developed, time and effort spent to develop personnel and assessment of internal candidates reviewed with CEO annually

Other considerations	We increased distributions by 10% during 2007 We had record distributable cash flow in 2007 PVR Midstream creative and aggressive in developing and pursing new opportunities

(1)	We and Penn Virginia define natural gas midstream-related EBITDA as the sum of natural gas midstream segment-related (x) operating income plus (y) DD&A expenses.

In addition to the assessments described above, our Committee and the Penn Virginia Committee, with the assistance of the PVG Committee, considered BDO Seidman’s market data which showed that Mr. Page’s total target cash compensation was industry-competitive and Penn Virginia’s internal compensation analysis which showed that Mr. Page’s actual total compensation was industry-competitive. Our Committee and the Penn Virginia Committee believe, and BDO Seidman’s data confirmed, that the amounts of 2007-related bonus and long-term compensation awarded to Mr. Page, when combined with his 2008 base salary, continue to comprise an industry-competitive compensation package that falls between the 50th and 75th percentiles of chief operating officers in the BDO Peer Group and the Partnership Peer Group. Further, our Committee and the Penn Virginia Committee believe that this compensation appropriately reflects our and Mr. Page’s 2007 performance. These amounts also reflect Mr. Page’s strong leadership abilities, significant industry experience and our desire to retain his services, as well as our Committee’s and the Penn Virginia Committee’s desire to facilitate, to the extent reasonable and appropriate, the opportunity for all of our NEOs to earn reasonably comparable compensation notwithstanding that they work in different industries that have different compensation practices.

Summary Compensation Table

The following table sets forth the compensation paid by us, during or with respect to the years ended December 31, 2007 and 2006, to our CEO, our CFO and our general partner’s three other most highly compensated executive officers for services rendered to us and our subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
A. James Dearlove	2007	144,400	209,000	257,859	15,092	626,351
Chief Executive Officer	2006	183,500	185,000	253,348	19,024	640,872

Frank A. Pici	2007	73,640	61,600	136,006	9,504	280,750
Vice President and	2006	80,960	65,600	125,175	10,200	281,935
Chief Financial Officer

Keith D. Horton	2007	270,000	185,000	279,457	34,228	768,685
Co-President and Chief	2006	260,000	182,000	261,957	32,528	736,485
Operating Officer—Coal

Ronald K. Page	2007	235,000	170,000	225,828	33,769	664,597
Co-President and Chief	2006	220,000	150,000	151,644	32,104	553,748
Operating Officer—Midstream

Nancy M. Snyder	2007	75,900	70,950	124,830	11,295	282,975
Vice President and	2006	94,600	77,400	110,444	13,987	296,431
General Counsel

(1)	Represents the amounts of expense recognized by us in 2007 and 2006 for financial statement reporting purposes with respect to restricted units previously granted by our Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with SFAS No. 123(R), Share-Based Payment, and were based on the NYSE closing prices of our common units on the dates of grant. See Note 12 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Reflects amounts paid or reimbursed by us for (i) automobile allowances, executive health exams and life insurance premiums and (ii) matching and other contributions to our NEOs’ 401(k) Plan accounts.

The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Compensation.” The amounts of salary and bonus reflected in the Summary Compensation Table above include only amounts paid or reimbursed by us in consideration for services rendered to us by our NEOs and do not include any amounts paid by Penn Virginia to any of our NEOs in consideration for services rendered to Penn Virginia. The specific portions of salary and bonus paid, or reimbursed to Penn Virginia, by us depend on the portion of professional time devoted by each NEO to us. See “Compensation Discussion and Analysis—Compensation Structure” for a description of the manner in which our NEOs are compensated. In 2007, Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 38%, 28% and 33% of his or her professional time to us and, accordingly, we reimbursed Penn Virginia for 38%, 28% and 33% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007 salary and 2007-related bonus. In 2006, Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 50%, 32% and 43% of his or her professional time to us and, accordingly, we reimbursed Penn Virginia for 50%, 32% and 43% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2006 salary and 2006-related bonus. Because each of the Partnership Executives devoted all of his professional time to us in 2007 and 2006, we paid all of his 2007 and 2006 salaries and 2007- and 2006-related bonuses. For a discussion of the salaries and bonuses paid to the Shared Executives by Penn Virginia, see the Penn Virginia Proxy Statement relating to its 2008 Annual Meeting of Shareholders.

The equity components of our executive compensation program consist of the opportunity to earn awards of restricted units from us and stock options and restricted stock from Penn Virginia. Like the cash component of executive compensation, that portion of the value of each NEO’s equity-based compensation paid or reimbursed by us depends on the portion of professional time that each NEO devotes to us. The values of the stock awards reflected in the Summary Compensation Table above include only the values of restricted unit awards granted by our Committee.

Grants of Plan-Based Awards

The following table sets forth the grant date and number of all restricted units granted to our NEOs in 2007 by our Committee with respect to services rendered to us in 2006:

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
A. James Dearlove	February 27, 2007	11,639	312,507
Frank A. Pici	February 27, 2007	4,529	121,604
Keith D. Horton	February 27, 2007	11,732	315,004
Ronald K. Page	February 27, 2007	9,870	265,010
Nancy M. Snyder	February 27, 2007	5,162	138,600

The values of our restricted units were based on the NYSE closing prices of our common units on the dates of grant. All restricted units granted to our NEOs since 2005 vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless (i) the restricted unitholder’s employment terminates for any reason other than death or retirement as provided in (ii) below, in which event any unvested restricted units are forfeited unless otherwise determined by our Committee, or (ii) the restricted unitholder dies, retires after ten years of employment with our general partner or its affiliate and reaching age 62 or there occurs a change in control of us or our general partner, in which events all restrictions lapse. Restricted units are valued based on the NYSE closing price of our common units on the grant date. Our Committee grants annual compensation-based restricted units during the first quarter of each year after the Penn Virginia Committee, with our Committee’s and the PVG Committee’s assistance, has concluded its analysis of executive compensation with respect to the preceding year. Our Committee also grants restricted units from time to time in connection with the hiring of new Partnership-related employees and, while it has not done so, may consider such grants in connection with promotions or at such other times as it may deem appropriate. During 2007, we paid quarterly distributions ranging from $0.40 to $0.43 on each restricted unit. The distributions were paid at the same times and in the same amounts as distributions paid to the other holders of our common units and were taken into consideration when determining the values of the restricted units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of restricted units not vested as of December 31, 2007 held by our NEOs on December 31, 2007. The market value of non-vested restricted units is based on the NYSE closing price of our common units on December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
A. James Dearlove	21,269	(1)	522,579
Frank A. Pici	10,305	(2)	253,194
Keith D. Horton	22,770	(3)	559,459
Ronald K. Page	18,550	(4)	455,774
Nancy M. Snyder	10,022	(5)	246,241

(1)	Of these restricted units, 7,236 vested on February 27, 2008, 2,918 vested on March 3, 2008, 7,236 will vest on February 27, 2009 and 3,879 will vest on February 27, 2010.
(2)	Of these restricted units, 3,540 vested on February 27, 2008, 1,716 vested on March 3, 2008, 3,540 will vest on February 27, 2009 and 1,509 will vest on February 27, 2010.
(3)	Of these restricted units, 7,947 vested on February 27, 2008, 2,966 vested on March 3, 2008, 7,947 will vest on February 27, 2009 and 3,910 will vest on February 27, 2010.
(4)	Of these restricted units, 6,404 vested on February 27, 2008, 2,452 vested on March 3, 2008, 6,404 will vest on February 27, 2009 and 3,290 will vest on February 27, 2010.
(5)	Of these restricted units, 3,417 vested on February 27, 2008, 1,470 vested on March 3, 2008, 3,415 will vest on February 27, 2009 and 1,720 will vest on February 27, 2010.

Vesting of Restricted Units

The following table sets forth the number of common units acquired, and the values realized, by our NEOs upon the vesting of restricted units during 2007:

Option Exercises and Stock Vested in 2007

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. James Dearlove	6,276	167,314
Frank A. Pici	3,746	99,877
Keith D. Horton	7,006	186,894
Ronald K. Page	5,566	148,442
Nancy M. Snyder	3,168	84,457

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation paid by both our general partner and Penn Virginia and deferred by our NEOs under Penn Virginia’s Supplemental Employee Retirement Plan:

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
A. James Dearlove	218,546	0	76,115	0	665,389
Frank A. Pici	349,967	0	88,642	0	1,683,863
Keith D. Horton	1,350	0	927	0	19,296
Ronald K. Page	50,458	0	13,887	0	99,366
Nancy M. Snyder	183,058	0	124,512	0	1,087,528

(1)	All of these amounts are included in the amounts of salary and bonus for 2007 reported by us or Penn Virginia in the Summary Compensation Tables included in this proxy statement and Penn Virginia’s Proxy Statement relating to its 2008 Annual Meeting of Shareholders.
(2)	These amounts are not reported in the Summary Compensation Table because they are not above-market or preferential earnings.
(3)	Except with respect to aggregate contributions by Penn Virginia of $22,923 on behalf of Mr. Pici in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported by us or Penn Virginia as compensation to our NEOs in the Summary Compensation Tables included in our Annual Reports on Form 10-K and Penn Virginia’s Proxy Statements.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the SERP, allows all of Penn Virginia’s and its affiliates’ employees, including employees of our general partner, whose salaries exceeded $125,000 in 2007 to defer receipt of up to 100% of their salary, net of their salary deferrals under Penn Virginia’s 401(k) Plan, and up to 100% of their annual cash bonuses. The amounts reported in the Nonqualified Deferred Compensation Table above include not only contributions and earnings thereon related to deferred salaries and bonuses paid for services rendered to us, but also contributions and earnings thereon related to deferred salaries and bonuses paid for services rendered to Penn Virginia. All deferrals under the SERP are credited to an account maintained by Penn Virginia and are invested by Penn Virginia, at the employee’s election, in Penn Virginia’s common stock or in certain mutual funds made available by Penn Virginia and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of Penn Virginia. Neither we nor Penn Virginia are required to make any contributions to the SERP. Since Penn Virginia established the SERP in 1996, it has contributed an aggregate of $27,308 in 2001 and 2002 to the SERP in connection with offers of employment to Mr. Pici and another executive of Penn Virginia, but has made no other contributions to the SERP.

Penn Virginia has established a rabbi trust to fund the benefits payable under the SERP. Other than the $27,308 of Penn Virginia contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for Penn Virginia’s general use. However, the assets held in the rabbi trust are subject to the claims of Penn Virginia’s general creditors, and SERP participants may not be paid in the event of Penn Virginia’s insolvency.

Long-Term Incentive Plan

Our general partner has adopted the Plan which permits the grant of awards covering an aggregate of 600,000 common units to employees and directors of our general partner and employees of its affiliates who perform services for us. Awards under the Plan can be in the form of common units, restricted units, unit options, phantom units and deferred common units. The Plan is administered by our Committee.

Our general partner’s board of directors in its discretion may terminate or amend our long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our general partner’s board of directors also has the right to alter or amend the Plan or any part of the Plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Common Units.    The Plan permits the grant of common units to employees and directors. Our general partner granted 1,183 common units to a director of our general partner in 2007.

Restricted Units.    The Plan permits the grant of restricted units to employees and directors. Our general partner granted 87,033 restricted units to officers and employees of our general partner in 2007. Restricted units vest upon terms established by our Committee. In addition, all restricted units will vest upon a change of control of our general partner or us. If a director’s membership on the board of directors of our general partner terminates for any reason, or an employee’s employment with our general partner and its affiliates terminates for any reason other than retirement, the grantee’s unvested restricted units will be automatically forfeited unless, and to the extent, that our Committee provides otherwise. 1,267 restricted units were forfeited in 2007. Distributions payable with respect to restricted units may, in our Committee’s discretion, be paid directly to the grantee or held by our general partner and made subject to a risk of forfeiture during the applicable restriction period.

Unit Options.    The Plan permits the grant of options covering common units to employees and directors. No grants of unit options have been made under the Plan. Unit options will have an exercise price that, in the discretion of our Committee, may be less than, equal to or more than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by our Committee. In addition, all unit options will become exercisable upon a change in control of our general partner or us. If a director’s membership on the board of directors of our general partner terminates for any reason, or an employee’s employment with our general partner and its affiliates terminates for any reason other than retirement, the grantee’s unit options will be automatically forfeited unless, and to the extent, that our Committee provides otherwise. Upon exercise of a unit option, our general partner will acquire common units in the open market or directly from us or any other person or use common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring these common units and the proceeds received by our general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us.

Phantom Units.    The Plan permits the grant of phantom units to employees and directors. No grants of phantom units have been made under the Plan. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of our Committee, the cash equivalent of the value of a common unit. Our Committee will determine the time period over which phantom units granted to employees and directors will vest. In addition, all phantom units will vest upon a change of control of our general partner or us. If a director’s membership on the board of directors of our general partner terminates for any reason, or an employee’s employment with our general partner and its affiliates terminates for any reason other than retirement, the grantee’s phantom units will be automatically forfeited unless, and to the extent, our Committee provides otherwise. Common units delivered upon the vesting of phantom units may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Our Committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units.

Deferred Common Units.    The Plan permits the grant of deferred common units to directors. Our general partner granted 22,209 deferred common units to directors of our general partner in 2007. Each deferred common unit represents one common unit, which vests immediately upon issuance and is available to the holder upon termination or retirement from the board of directors of our general partner. Common units delivered in connection with deferred common units may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Deferred common units awarded to directors receive additional deferred common units equal in value to all cash or other distributions paid by us on account of our common units.

Cha nge-in-Control Arrangements

Our Committee, the Penn Virginia Committee, we and Penn Virginia believe that the Partnership Executives, together with our other senior management and key employees, are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances upon a change of control. Four of our five NEOs are age 54 or older, and our NEOs have served the Partnership or Penn Virginia for an average of more than 15 years, with Messrs. Dearlove and Horton and Ms. Snyder having served in various capacities for 30, 25 and 10 years. We and Penn Virginia also believe that, by providing change of control protection, our NEOs will be able to evaluate every Partnership or Penn Virginia opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, our general partner has entered in change of control severance agreements with the Partnership Executives, which entitle them to the benefits described below and which are substantially the same as the change of control severance agreements entered into between Penn Virginia and each of the Shared Executives. We and Penn Virginia have studied the executive severance arrangements of the Partnership Peer Group and the Penn Virginia Peer Group, as described in their 2007 proxy statements and 2006 annual reports on Form 10-K, and found that the terms of our and Penn Virginia’s change of control severance agreements are comparable to those of our and Penn Virginia’s peers.

General Partner Executive Change of Control Severance Agreements

On March 9, 2006, our general partner entered into an Executive Change of Control Severance Agreement, or a General Partner Severance Agreement, with each of Messrs. Horton and Page containing the terms and conditions described below.

Term.    Each General Partner Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from our general partner. If such notice is given, the General Partner Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each General Partner Severance Agreement provides severance benefits to the Partnership Executive upon the occurrence of two events, or the GP Triggering Events. Specifically, if a change of control of our general partner occurs and, within two years after the date of such change of control, either (a) the Partnership Executive’s employment is terminated for any reason other than for cause or the Partnership Executive’s inability to perform his duties for at least 180 days due to mental or physical impairment or (b) the Partnership Executive terminates his employment due to a reduction in his authority, duties, title, status or responsibility, a reduction in his base salary, a discontinuation of a material incentive compensation plan in which he participated, the failure of our general partner to obtain an agreement from its successor to assume his

General Partner Severance Agreement or his relocation by more than 100 miles of the office of our general partner at which he was working at the time of the change of control, then the Partnership Executive may elect to receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the GP Triggering Events, the Partnership Executive may elect to receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of Penn Virginia common stock then held by the Partnership Executive will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted Penn Virginia stock and all restricted units then held by the Partnership Executive will immediately vest and all restrictions will lapse. Our general partner will also provide certain health and dental benefit-related payments to the Partnership Executive as well as certain outplacement services. Our general partner will not be entitled to reimbursement from us for any of the change of control severance payments or other benefits described in this paragraph.

Excise Taxes.    The General Partner Severance Agreements do not include “gross up” benefits to cover excise taxes. If the independent registered public accountants of our general partner determine that any payments to be made or benefits to be provided to the Partnership Executive under his General Partner Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases.    Each General Partner Severance Agreement prohibits the Partnership Executive from (a) disclosing, either during or after his term of employment, confidential information regarding our general partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from our general partner or its affiliates. The General Partner Severance Agreement also requires that, upon payment of the severance benefits to the Partnership Executive, the Partnership Executive and our general partner release each other from all claims relating to the Partnership Executive’s employment or the termination of such employment.

Estimated Payments

The following table sets forth the estimated aggregate payments by our general partner to each of Messrs. Horton and Page under his General Partner Severance Agreement assuming that there occurred a change of control of our general partner on December 31, 2007:

Name of Executive Officer	Estimate Severance Payment ($)
Keith D. Horton	1,993,233
Ronald K. Page	1,673,474

Penn Virginia Executive Change of Control Severance Agreements

On February 27, 2006, Penn Virginia entered into an Executive Change of Control Severance Agreement, or a Penn Virginia Severance Agreement, with each of the Shared Executives containing terms and conditions substantially similar to those of the General Partner Severance Agreements. For a discussion of the terms and conditions of, and the estimated payments under, the Penn Virginia Severance Agreements, see the Penn Virginia Proxy Statement relating to its 2008 Annual Meeting of Shareholders. Any payments required to be made to the Shared Executives under the Penn Virginia Severance Agreements will be the sole responsibility of Penn Virginia.

Compensation of Directors

The following table sets forth the aggregate compensation paid by us to the non-employee directors of our general partner during 2007:

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Total ($)
Edward B. Cloues, II	38,000		90,000	(2)	128,000	(3)
John P. DesBarres	0	(4)	156,000	(5)	156,000	(6)
James L. Gardner	62,500		90,000	(7)	152,500	(8)
James R. Montague	62,500		90,000	(9)	152,500	(10)
Marsha R. Perelman	0	(11)	122,000	(12)	122,000	(13)

(1)	Represents the amounts of expense recognized by us in 2007 for financial statement reporting purposes with respect to the common units and deferred common units previously granted to the non-employee directors of our general partner. These amounts were computed in accordance with SFAS No. 123(R) and are based on the NYSE closing price of our common units on the dates of grant. See Note 12 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	As of December 31, 2007, Mr. Cloues had 11,304 deferred common units outstanding.
(3)	Consists of (a) $90,000 annual retainer paid in deferred common units, (b) $20,000 annual cash retainer and (c) $18,000 in meeting fees.
(4)	Mr. DesBarres elected to receive all cash fees in deferred common units.
(5)	As of December 31, 2007, Mr. DesBarres had 17,444 deferred common units outstanding.
(6)	Consists of (a) $90,000 annual retainer paid in deferred common units, (b) $20,000 annual cash retainer, (c) $31,000 in meeting fees and (d) $15,000 annual cash retainer as Chairman of the audit committee of our general partner.
(7)	As of December 31, 2007, Mr. Gardner had 7,223 deferred common units outstanding.
(8)	Consists of (a) $90,000 annual retainer paid in deferred common units, (b) $20,000 annual cash retainer, (c) $30,000 in meeting fees and (d) $10,000 annual cash retainer as a member of the audit committee of our general partner and $2,500 annual cash retainer as Chairman of the Committee.
(9)	As of December 31, 2007, Mr. Montague had 11,304 deferred common units outstanding.
(10)	Consists of (a) $90,000 annual retainer paid in deferred common units, (b) $20,000 annual cash retainer, (c) $30,000 in meeting fees and (d) $10,000 annual cash retainer as a member of the audit committee of our general partner and $2,500 annual cash retainer as Chairman of the conflicts committee of our general partner.
(11)	Ms. Perelman elected to receive all cash fees in common units.
(12)	As of December 31, 2007, Ms. Perelman had 9,943 deferred common units outstanding.
(13)	Consists of (a) $90,000 annual retainer paid in deferred common units, (b) $20,000 annual cash retainer and (c) $12,000 in meeting fees.

Each non-employee director of our general partner receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common units. The actual number of deferred common units awarded in any given year is based upon the NYSE closing price of our common units on the dates on which such awards are granted. Each deferred common unit represents one common unit representing a limited partner interest in us, which vests immediately upon issuance and is available to the holder upon termination or retirement from the board of directors of our general partner. The Chairman of the audit committee of the board of directors of our general partner receives an annual cash retainer of $15,000, and each audit committee member receives an annual cash retainer of $10,000. The Chairmen of all other committees of the board of directors of our general partner receive annual cash retainers of $2,500. In addition to annual retainers, each nonemployee director receives $1,000 cash for each board of directors and committee meeting he or she attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common units. Directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of any cash or common units they receive under our general partner’s Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Non-Employee Directors Deferred Compensation Plan

Our general partner has adopted the Penn Virginia Resource GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits the non-employee directors of our general partner to defer the receipt of any or all cash, common units and restricted units they receive as compensation. All deferrals, and any distributions with respect to deferred common units or deferred restricted units, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Non-employee directors of our general partner are fully vested at all times in any cash or deferred common units credited to their deferred compensation accounts. Any restricted unit awards credited to a deferred compensation account are subject to the same vesting and forfeiture restrictions that apply to the underlying award. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the resignation or removal of the director from the board of directors of our general partner. Upon the death of a non-employee director, all vested amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Cloues, DesBarres, Gardner and Montague served on the Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2007, none of the executive officers of our general partner served as a member of the board of directors or compensation committee of any whose executive officers served on the board of directors of our general partner or the Committee.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. The annual reports include our audited financial statements and the quarterly reports include our unaudited financial statements. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Copies of our filings can also be accessed through the SEC’s web site at http://www.sec.gov. Our common units are listed on the NYSE under the symbol “PVR.” Reports and other information concerning us may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings, including documents incorporated by reference in this proxy statement as described below, without charge, by contacting our Secretary, c/o Penn Virginia Resource Partners, L.P., Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, (610) 687-8900.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your common units at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement. This proxy statement is dated June , 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed.

OTHER INFORMATION

Other Business; Adjournment and Postponements

We currently are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting. Adjournments or postponements of the special meetings may be made for the purpose of, among other things, soliciting additional proxies from common unitholders for the Plan Amendment Proposal. If any adjournment or postponement is for more than 45 days, then our general partner will set a new record date and mail a new notice of special meeting.

Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal a reasonable time before we begin to print and mail our proxy materials or it will be considered untimely.

SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to common unitholders with respect to the matters to be voted on at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Unitholder Meeting to Be Held on July 29, 2008

The proxy statement is available at www.pvresource.com/2008proxystatement.

By Order of the Board of Directors of

Penn Virginia Resource GP, LLC, as General

Partner of Penn Virginia Resource Partners, L.P.

Jean M. Whitehead

Secretary

June     , 2008

Appendix A

PENN VIRGINIA RESOURCE GP, LLC

FOURTH AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN

SECTION 1.	Purpose of the Plan.

The Penn Virginia Resource GP, LLC Fourth Amended and Restated Long-Term Incentive Plan, as amended and restated herein effective July 29, 2008 (the “Plan”) is intended to promote the interests of Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of Penn Virginia Resource GP, LLC (the “Company”) and its Affiliates who perform services for the Partnership incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership and its partners.

SECTION 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Account” means the bookkeeping reserve account established and maintained for each Director pursuant to Section 6(d)(ii) hereof solely to determine the amount of Deferred Common Units payable to the Director pursuant to Section 6(d) and shall not constitute a separate fund of assets. Each such Account shall consist of such subaccounts as the Committee deems necessary or desirable for the administration of the Plan.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Unit, Restricted Unit, Phantom Unit or Deferred Common Unit granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit.

“Board” means the Board of Directors of the Company.

“Change of Control” means:

(a) with respect to non-Grandfathered Amounts, the term “Change of Control “ shall have the same meaning ascribed to the term “change in control event” under section 409A of the Code.

(b) with respect to Grandfathered Amounts, the term “Change of Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person or its Affiliates, other than the Partnership, the Company or any of their Affiliates, (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the Company ceases to be owned by Persons who own such interests as of October 30, 2001, (iii) a “change of control” of Penn Virginia Corporation, as provided in its Fourth Amended and Restated 1999 Employee Stock Incentive Plan, as amended from time to time, or (iv) the general partner (whether the Company or any other Person) of the Partnership ceases to be an Affiliate of Penn Virginia Corporation.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Committee” means the Compensation and Benefits Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

“Deferred Common Unit” means a bookkeeping entry representing a single Unit.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee of the Company or an Affiliate who performs services for the Partnership, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be determined by the Committee pursuant to any reasonable valuation method authorized under the Code.

“Grandfathered Amounts” means the portion of a Participant’s Account attributable to Deferred Common Units and Unit Distributions attributable thereto that were earned and vested for purposes of section 409A of the Code as of December 31, 2004.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., as amended from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture (is not vested) and is not exercisable by or payable to the Participant; provided, however, the Restricted Period with respect to any Award may not terminate prior to the end of the Subordination Period (as defined in the Partnership Agreement) except (i) at the same time and in the same proportion as subordinated units are converted into Common Units, and (ii) upon a Change of Control.

“Restricted Unit” means a Unit granted under the Plan that remains subject to a Restricted Period.

“Retirement” means the voluntary termination by an Optionee or a Participant of his employment with the Company and its Affiliates after such Optionee or Participant has (i) reached the age of 62 and (ii) provided at least ten consecutive Years of Service.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit” means a Common Unit of the Partnership.

“Unit Distribution” means any cash distribution or other distribution paid by the Company on account of the Units.

“Year of Service” means any calendar year in which an employee of the Company or an Affiliate is paid or entitled to be paid for 1,000 hours of service.

SECTION 3.	Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan (provided the Chief Executive Officer is a member of the Board), including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4.	Units.

(a) Units Available. Subject to adjustment as provided in Section 4(c), the number of Units with respect to which Awards may be granted under the Plan is 1,200,000. If any Option, Restricted Unit or Phantom Unit is forfeited or otherwise terminates or is canceled without the delivery of Units, then the Units covered by such Award, to the extent of such forfeiture, termination or cancellation, shall again be Units with respect to which Awards may be granted.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Adjustments. In the event of any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee shall, in such manner as it may deem equitable and appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5.	Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan, except that only Directors shall be eligible to receive Deferred Common Units.

SECTION 6.	Awards.

(a) Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may not be less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, other securities or other property, a recourse note from the Participant in a form acceptable to the Company, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeiture. Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason other than Retirement during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(b) Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs. The Committee, shall specify in the terms of a Phantom Unit grant whether a grant of Phantom Units will include a tandem DER and shall specify whether such DER shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the

Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Notwithstanding the foregoing however, DERs shall not be granted with respect to any Award prior to the end of the Subordination Period (as defined in the Partnership Agreement).

(ii) Forfeiture. Except as otherwise provided in the terms of the Phantom Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason other than Retirement during the applicable Restricted Period, all Phantom Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical, but not later than March 15 of the calendar year following the calendar year in which the vesting of each Phantom Unit occurs, the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(c) Restricted Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) Forfeiture. Except as otherwise provided in the terms of the Restricted Units grant, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason other than Retirement during the applicable Restricted Period, all Restricted Units shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(ii) Lapse of Restrictions. Upon or as soon as reasonably practical, but not later than March 15 of the calendar year following the calendar year in which the vesting of each Restricted Unit occurs, the Participant shall be entitled to receive from the Company one Unit that is not subject to a Restricted Period.

(iii) Distributions. As provided by the Committee, in its discretion, in a grant of Restricted Units, distributions on a Restricted Unit may be paid directly to the Participant or may be made subject to a risk of forfeiture and transfer restrictions during the Restricted Period, in which event such distributions shall be held, without interest, by the Company and paid to the Participant upon the vesting of the related Restricted Unit or forfeited upon the forfeiture of the related Restricted Unit, as the case may be.

(d) Deferred Common Units. The Committee shall have the authority to determine the Directors to whom Deferred Common Units shall be awarded, the number of Deferred Common Units awarded to each such Director, the conditions under which the Deferred Common Units may become vested or forfeited, the Restricted Period, if any, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) Unit Distributions. Except as otherwise provided in the terms of the Deferred Common Unit award, on each date on which the Partnership makes a Unit Distribution (a “Unit Distribution Date”), each Director’s Account shall be credited with, at the Committee’s discretion, either (A) an amount of cash equal to (x) the amount of cash or the fair market value of other property comprising such Unit Distribution, times (y) the number of Deferred Common Units credited to the Director’s Account as of the Unit Distribution Date or (B) that number of Deferred Common Units equal to (x) the product of (1) the amount of cash or the fair market value of other property comprising such Unit Distribution, times (2) the number of Deferred Common Units credited to the Director’s Account as of the Unit Distribution Date, divided by (y) the Fair Market Value on the Unit Distribution Date.

(ii) Deferred Common Unit Accounts.

(A) The Committee shall establish an Account on behalf of each Director who receives Deferred Common Units. The establishment of an Account shall not require segregation of any funds of the

Partnership or provide any Director with any rights to any assets of the Company or the Partnership, except as a general creditor thereof. A Director shall have no right to receive payment of any amount credited to his Account except as expressly provided in Section 6(d)(iv).

(B) Each Director’s Account as of any Grant Date shall consist of Deferred Common Units credited to the Director’s Account and any Unit Distributions credited under 6(d)(i) above.

(C) Periodically (as determined by the Committee), each Director shall receive a statement indicating the amounts credited to and payable from the Director’s Account.

(iii) Vesting. Except as otherwise provided in the terms of the Deferred Common Unit award, each Director shall be 100% vested at all times in (i) the Deferred Common Units credited to such Director’s Account and (ii) Unit Distributions attributable thereto.

(iv) Distributions. Except as otherwise provided in the terms of the Deferred Common Unit award, the Units represented by Deferred Common Units credited to a Director’s Account and the amount attributable to Unit Distributions credited to a Director’s Account shall be distributed to the Director on the date on which the Director ceases for any reason to be a member of the Board; provided that, upon the death of a Director, such distributions shall be made to the beneficiary designated by such Director within 90 days of the death of such Director, or, if no such designation has been made, or if the beneficiary predeceases the Director, to the Director’s estate within 90 days of the death of such Director. Each Deferred Common Unit shall be payable in one Unit. Unit Distributions shall be payable in cash (with or without interest), Units, or a combination of the two, as the Committee determines. To the extent that Unit Distributions are to be paid in Units, the amount credited to the Director’s Account attributable to Unit Distributions shall be converted to Units based on the Fair Market Value of a Unit as of the date that is two days prior to the distribution date.

(e) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option grant, an Option may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish. In addition, Awards may be transferred by will and the laws of descent and distribution.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Company may issue uncertificated Units in lieu of issuing a certificate representing evidence of ownership of such Units.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines. In addition, for clarification purposes, Directors may, at their option, receive Awards of Units hereunder in lieu of, or in partial payment of, their fees for services rendered as a Director.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, cashless-broker exercises with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vii) Change of Control. Upon a Change of Control or such period prior thereto as may be established by the Committee, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full; provided, however, that with respect to non-Grandfathered Amounts, distributions shall be made upon the consummation of the Change of Control. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised upon a Change of Control, the Committee may, in its discretion, cancel such Award without payment or provide for a replacement grant with respect to such property and on such terms as it deems appropriate.

(viii) Section 409A. The Plan is intended to comply with the applicable requirements of section 409A of the Code and the regulations promulgated thereunder to the extent applicable, and shall be administered in accordance with section 409A of the Code to the extent section 409A of the Code is applies to the Plan. Each Award shall contain such terms as the Committee determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of section 409A of the Code, or (ii) satisfies such requirements. Grants of Deferred Common Units and any Unit Distributions attributable thereto shall be structured in a manner consistent with the requirements of section 409A of the Code and distributions shall only be made in a manner and upon an event permitted under section 409A of the Code. All payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code. In no event shall a Participant, directly or indirectly designate the calendar year in which distribution is made.

SECTION 7.	Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other

Person; provided, however, that no amendment to the Plan may be made without the approval of a Unit Majority (as defined in the Partnership Agreement) that would either (i) accelerate vesting to prior to the end of the Subordination Period, except as provided in the current definition of Restricted Period, or (ii) permit DERs to be granted prior to the end of the Subordination Period; and provided further that, without limiting the foregoing, the Committee may amend or terminate the Plan in any manner that the Committee deems appropriate, if necessary or appropriate to comply with applicable law, without the consent of any Director or Employee.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.	General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware law without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer or such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9.	Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for the payment of Awards under the Plan, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

PROXY

PENN VIRGINIA RESOURCE PARTNERS, L.P.

SPECIAL MEETING—JULY 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PENN VIRGINIA RESOURCE GP, LLC, THE GENERAL PARTNER OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints A. James Dearlove and Nancy M. Snyder, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the special meeting or any adjournments or postponements thereof, the common units of Penn Virginia Resource Partners, L.P. that the undersigned would be entitled to vote if personally present at the special meeting to be held on July 29, 2008, and at any and all adjournments or postponements thereof, on the proposal set forth on the reverse hereof and on the transaction of any other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the adjournment or postponement of the special meeting in order to solicit additional votes from common unitholders in favor of adopting the proposal set forth on the reverse hereof.

Your common units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR ANY GIVEN PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

By signing below, the undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

TO VOTE BY MAIL:

Please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

TO VOTE BY INTERNET:

Please access the web page at “www.voteproxy.com” and follow the onscreen instructions. Have your control number available when you access the web page. You can change your vote as often as you wish. The system will count the last known vote in the Internet voting system as of July 28, 2008.

YOUR CONTROL NUMBER IS

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE

INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP PENN VIRGINIA RESOURCE

PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

☒	Please mark your vote as in this example using dark ink.

THE BOARD OF DIRECTORS OF PENN VIRGINIA RESOURCE GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

1.	A proposal to approve an amendment to the Penn Virginia Resource GP, LLC Third Amended and Restated Long-Term Incentive Plan to increase the number of common units issuable thereunder from 600,000 to 1,200,000.

FOR	AGAINST	ABSTAIN
☐	☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE  ☐

Signature	Date	Signature	Date

NOTE:	Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.